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                         Consent of Independent Auditors

The Board of Directors
Willamette Industries, Inc.

We consent to incorporation by reference in the Registration Statement No. 333-54156 on Form S-8 of Willamette Industries, Inc. of our report dated May 11, 2001, relating to the statements of net assets available for benefits of Willamette Industries Stock Purchase Plan as of December 30, 2000 and 1999, and the related statements of changes in net assets available for benefits and supplemental schedules referred to in our report, which report appears in the December 30, 2000 annual report on Form 11-K of Willamette Industries Stock Purchase Plan.

                                          /s/ KPMG LLP

Portland, Oregon
June 20, 2001